SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

               __________________________________

                            FORM 8-K
               __________________________________

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

               Date of Report:  February 22, 2000
 Date of Event (or earliest event) being reported:  February 22, 2000

                    IPALCO ENTERPRISES, INC.
     (Exact name of registrant as specified in its charter)


           Indiana             1-8644              35-1575582
(State or other jurisdiction   (Commission         (IRS Employer
     of incorporation)         File Number)        Identification No.)


        One Monument Circle, Indianapolis, Indiana  46204
      (Address of principal executive offices)  (Zip Code)


   Registrant's telephone number, including area code:  (317) 261-8261

Item 5.  Other Event

     IPALCO Enterprises, Inc. announced the sale by Mid-America
Capital Resources, Inc. of an additional 500,000 shares of its investment in Internet Capital Group, Inc. as disclosed in the following press release:


                             IPALCO
                          ENTERPRISES


                One Monument Circle  P.O. Box 1595
                Indianapolis, Indiana 46206-1595
             World Wide Web:  http://www.ipalco.com

          N   E   W   S       R   E   L   E   A   S   E

Media Contact:      Marni Lemons  (317) 261-8219
                    e-mail - mlemons@ipalco.com
Investor Contact:   Tracy Venable  (317) 261-8259
                    e-mail - tvenable@ipalco.com



   - IPALCO Announces Sale of Additional ICGE Stock Holdings -



Indianapolis, February 22, 2000 - IPALCO Enterprises, Inc., (NYSE:IPL), the parent company of Indianapolis Power & Light Company and Mid-America Capital Resources, Inc., today announced the sale of an additional 500,000 shares of Internet Capital Group, Inc. (Nasdaq:ICGE), representing substantially all of Mid-America's remaining interest in ICGE. The stock sold at an average price of $113.62 per share. On February 3, 2000, IPALCO announced that Mid-America sold 500,000 shares of ICGE at an average price of $112.73 per share.

Prior to both sales, Mid-America held 1,030,600 shares of ICGE, an internet holding company, at a cost of $1.2 million.

"The after-tax proceeds from the sales of stock will be applied primarily to the reduction of IPALCO's outstanding unsecured debt," said John R. Hodowal, IPALCO Chairman and President.

Hodowal said the ICGE transaction was one element of the overall investment strategy of Mid-America Capital Resources, which recently announced its investment of $15 million in EnerTech Capital Partners II L.P., a venture capital fund affiliated with Safeguard Scientifics, Inc.

IPALCO Enterprises, Inc. is a multi-state energy company providing a variety of energy products and services. Its primary subsidiary, Indianapolis Power & Light Company, provides retail electric service to approximately 430,000 commercial, residential, and industrial customers in Indianapolis and portions of other Central Indiana counties.

News releases and other information about IPALCO can be found on the World Wide Web at www.ipalco.com.

                            #   #   #



                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: February 22, 2000

                         IPALCO ENTERPRISES, INC.



                         By /s/ John R. Brehm
                              Name:     John R. Brehm
                              Title:    Vice President and Treasurer